Exhibit 99.1

Press Release
Acutus Medical Announces Preliminary Unaudited Fourth Quarter and Full Year 2022 Results and Appointment of Chief Financial Officer

Carlsbad, Calif. – January 9, 2023 -- Acutus Medical, Inc. (“Acutus” or the “Company”) (Nasdaq: AFIB), an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated, today announced preliminary unaudited results for the fourth quarter and full year 2022. The Company also announced the appointment of Takeo Mukai as Senior Vice President & Chief Financial Officer.

Preliminary Unaudited Fourth Quarter and Full Year 2022 Results
The Company expects fourth quarter 2022 revenue of approximately $4.7-$4.9 million compared to $4.4 million in the fourth quarter of 2021. Year-over-year growth was driven by an increase in commercial AcQMap procedures worldwide, continued adoption of the Company’s differentiated mapping, therapy and accessory products, and stabilization in capital sales. In addition to the improved business performance, the Company expects a significant reduction in cash burn. Excluding the proceeds associated with milestones from the left-heart access portfolio sale to Medtronic, the Company expects cash burn to decline 25-30% compared to the third quarter of 2022 and 35-40% compared to the fourth quarter of 2021.

For the full year 2022, the Company expects revenue to be in a range of $16.1-16.3 million compared to $17.3 million in 2021. Growth in commercial AcQMap procedure volumes and associated disposable products was offset by expected declines in capital equipment sales and lower stocking orders on new console installations. This transition is aligned with the Company’s intentional strategic shift to drive console utilization and optimize its installed base. Foreign exchange headwinds also accounted for about half of the year-over-year decline in reported revenue.

“We are very pleased with the progress exiting 2022, as dedicated focus on our differentiated mapping and therapy platform helped us exceed internal expectations and return the business to year-over-year growth in the fourth quarter,” said David Roman, President & CEO of Acutus. “At the same time, we have been able to drive significant improvements in our financial results associated with the proactive measures we took last year, which were further augmented by achieving key milestones in our left-heart access portfolio sale to Medtronic. I am extremely proud of our teams’ accomplishments through a dynamic and challenging year, and we enter 2023 with a strong foundation for future growth.”

The preliminary unaudited revenue results described in this press release are estimates only and subject to revision until we report our full financial results for the fourth quarter and full year of 2022 during our earnings announcement planned for March.

Appointment of Chief Financial Officer
In addition, the Company announced the appointment of Takeo Mukai as Senior Vice President and Chief Financial Officer (CFO), effective January 9, 2023. Mr. Mukai joined Acutus in July of 2021 as Vice President, Finance, and has progressively expanded his responsibilities over the past 18 months, most recently serving as interim Chief Financial Officer. Prior to joining Acutus, Mr. Mukai held roles of increasing responsibility over a 14-year career at Medtronic.

“Takeo has led our strategic priority to drive operational excellence at Acutus since taking over as interim CFO in August,” said Mr. Roman. “Takeo’s strategic mindset, operating discipline, and extensive corporate finance experience has made him a key business partner as we drive gross margin improvement initiatives, optimize operating expenses, and ensure prudent cash management.”

“I am excited to move into the CFO role on a permanent basis,” said Mr. Mukai. “We have a tremendous opportunity to transform the field of electrophysiology through our innovative mapping and ablation solutions. I look forward to continuing to execute improved operating and financial results and supporting expanded market adoption of our core technology.”

About Acutus Medical, Inc.
Acutus is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.

Press Release
Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of its products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase the Company’s systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States and globally, including changes in government reimbursement of procedures, dependence upon third-party vendors and distributors, timing of regulatory approvals, the impact of the coronavirus (COVID-19) pandemic and Acutus’ response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, Acutus undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:	Media Contact:
Caroline Corner	Peter Neems
Westwicke ICR	(442) 232-6094
(415) 202-5678	peter.neems@acutusmedical.com
caroline.corner@westwicke.com